UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2013

ACTAVIS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-13305	95-3872914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey

07054

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Actavis plc (the “Parent”), of which Actavis, Inc. (the “Company”) is a wholly-owned subsidiary, approved the grant of retention bonuses payable in cash to the Parent’s Named Executive Officers (who were designated as Named Executive Officers in the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 29, 2013), and certain members of its management team (collectively, the “Officers”). The Compensation Committee determined that it is in the best interests of the Parent to grant retention bonus awards (the “Awards”), in amounts ranging from $200,000 to $5,000,000, in order to ensure the Officers’ continued retention and service to the Parent. The total retention bonus amounts payable to each of the Parent’s Named Executive Officers are set forth in the table below next to such Officer’s name:

Paul Bisaro	President & CEO	$5,000,000
Siggi Olafsson	President, Actavis Pharma	$4,000,000
Robert Stewart	President, Global Operations	$3,000,000
David Buchen	Chief Legal Officer - Global and Secretary	$1,000,000
Todd Joyce	Chief Financial Officer - Global	$1,000,000

The Awards provide that the Officer must be employed as a regular full-time employee by the Parent or one of its subsidiaries on the applicable date of Award vesting, except as otherwise described below. Awards of $1,000,000 or less will vest 100% on January 1, 2015 and will be payable, less appropriate withholding of taxes, no later than March 1, 2015. Awards in excess of $1,000,000 will vest 50% on January 1, 2015 and 50% on January 1, 2016, and will in each case be payable, less appropriate withholding of taxes, within 60 days of the date such vesting occurs. In the event an Officer’s employment is terminated by the Parent without cause or by the Officer for good reason, in each case as defined in the relevant Award agreements, or is terminated for death or disability, any unpaid portion of any outstanding Award granted to the Officer will become payable within 30 days following the date of such termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 8, 2013

ACTAVIS, INC.

By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Chief Legal Officer – Global and Secretary